UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Jackman, Brian J.

   284 Donlea Drive
   Barrington Hills, IL  60010
   USA
2. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   (TLAB)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 28, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |      |    |                  |   |           |78,810             |D     |                           |
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Common Stock                 |      |    |                  |   |           |12,576             |I     |(1)                        |
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Common Stock                 |      |    |                  |   |           |380                |I     |(2)                        |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|$50.31  |1/2/0|A   |30,000     |A  |(3)  |1/2/1|Common Stock|30,000 |       |            |   |            |
Rights to Buy)          |        |1    |    |           |   |     |1    |            |       |       |            |   |            |
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Employee Stock Options (|$16.63  |7/12/|A   |500        |A  |(3)  |7/12/|Common Stock|500    |       |846,500     |D  |            |
Rights to Buy)          |        |01   |    |           |   |     |11   |            |       |       |            |   |            |
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
Explanation of Responses:
(1) These shares are held for the benefit of the reporting person in the Tellabs Advantage Program. 11,853 shares were acquired during the plan year ending December 28, 2001. The information reported herein is based on a plan statement as of December 28,
2001.
(2) These shares are held by reporting person's daughter. Reporting person disclaims beneficial ownership of all securities held by his daughter and this report should not be deemed as an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(3) These options become exercisable in cumulative annual installments of 25% on each of the 1st, 2nd, 3rd and
4th anniversaries of the grant date.
SIGNATURE OF REPORTING PERSON
/s/ Brian J. Jackman
DATE
January 24, 2002